Exhibit 10.4

[Archaea Letterhead]

[Date]

Re: Participation Agreement – Archaea Energy Inc. Executive Severance Plan

Dear [   ]:

We are pleased to inform you that you have been designated as eligible to participate in the Archaea Energy Inc. Executive Severance Plan (as it may be amended from time to time, the “Plan”), as a Level [1][2] Executive. Your participation in the Plan is subject to the terms and conditions of the Plan and your execution and delivery of this agreement, which constitutes a Participation Agreement (as defined in the Plan). A copy of the Plan is attached hereto as Annex A and is incorporated herein and deemed to be part of this Participation Agreement for all purposes.

[Include provisions in the Plan that are to be modified for the particular participant, if any.]1

In signing below, you expressly agree to be bound by, and promise to abide by, the terms of Sections 7, 8, 9, 10 and 11 of the Plan, which create certain restrictions with respect to confidentiality, non-competition, non-solicitation, ownership of intellectual property, non-disparagement and post-termination cooperation. You agree that the covenants within Sections 7, 8, 9, 10 and 11 of the Plan are reasonable in all respects.

You acknowledge and agree that the Plan and this Participation Agreement supersede all prior severance benefit policies, plans, agreements and arrangements of the Company or any other member of the Company Group (and supersedes all prior oral or written communications by the Company or any of other member of the Company Group with respect to severance benefits), and all such prior policies, plans, arrangements and communications are hereby null and void and of no further force and effect with respect to your participation therein.

[You acknowledge and agree that all obligations of the Company and its affiliates pursuant to that certain Employment Agreement entered into as of [   ], by and between you and the Company (the “Employment Agreement”) have been fully and finally satisfied and, therefore, except as provided in the last sentence of this paragraph, the Employment Agreement is hereby terminated effective as of the date of this letter and that neither the Company nor any other person or entity has any other future obligations to you thereunder. Notwithstanding the termination of the Employment Agreement, you acknowledge and agree that the provisions of Sections [●] of the Employment Agreement, and those provisions necessary to interpret and enforce them, will survive the termination of the Employment Agreement according to their respective terms.]2

[1]	Note to Draft: Describe any modifications that are applicable to the relevant participant.
[2]	Note to Draft: To be included for anyone with an employment agreement with severance provisions.

You further acknowledge and agree that (i) you have fully read, understand and voluntarily enter into this Participation Agreement and (ii) you have had a sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Participation Agreement.

Unless otherwise defined herein, capitalized terms used in this Participation Agreement shall have the meanings set forth in the Plan. This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Please execute this Participation Agreement in the space provided below and send a fully executed copy to [   ] no later than [   ].

[Signature Page Follows]

Sincerely,

ARCHAEA ENERGY INC.

By:
Name:
Title:

AGREED AND ACCEPTED

this________ day________ of , 20____ by:

[ ]

ANNEX A

ARCHAEA ENERGY INC.
EXECUTIVE SEVERANCE PLAN

[See attached.]